EXHIBIT 23.1

Consent of Crowe Horwath LLP

We consent to the incorporation by reference in Registration Statements on Form S-8 for the K-Fed Bancorp 2004 Stock Option Plan and the K-Fed Bancorp 2004 Recognition and Retention Plan (333-120768) and the Form S-8 for the Kaiser Federal Bank Savings and Profit Sharing Plan and Trust (333-113078) of our report dated August 25, 2010 on the consolidated financial statements of K-Fed Bancorp and on the effectiveness of internal control over financial reporting of K-Fed Bancorp which report is included in Form 10-K for K-Fed Bancorp for the year ended June 30, 2010.

/s/ Crowe Horwath LLP
Crowe Horwath LLP

Oak Brook, Illinois
August 25, 2010